Exhibit 5.1

GORDON H. DEPAOLI
JOHN P. FOWLER
JOHN F. MURTHA
NICHOLAS F. FREY
W. CHRIS WICKER
SHAWN B MEADOR
ELLEN JEAN WINOGRAD
R. BLAIN ANDRUS
DON L. ROSS
GREGG P. BARNARD
DALE E. FERGUSON
SHAWN G. PEARSON
DANE W. ANDERSON
MICHAEL W. KEANE

WOODBURN AND WEDGE ATTORNEYS AND COUNSELORS AT LAW 6IOO NEIL ROAD SUITE 500 RENO, NEVADA 89511 P.O. BOX 2311, RENO, NV 89505 (775) 688-3000 FACSIMILE (775) 688-3088
JOHN F. KEUSCHER
SHARON M. PARKER
JESSICA H. ANDERSON
BRENOCH R. WIRTHLIN
BENJAMIN R. JOHNSON
JASON C. MORRIS
JOSHUA M. WOODBURY
NICO D. R. DEPAOLI
SHAY W. WELLS
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WILLIAM K. WOODBURN (1910-1989)
VIRGIL H. WEDGE (1912-2000)
CASEY W. VLAUTIN (l938-2001)
JAMES J. HALLEY (1937-2007)

April 29, 2011

Lucas Energy, Inc.
3555 Timmons Lane
Suite 1550
Houston, Texas 77027

Re:          Sale of Shares Pursuant to Registration Statement on Form S-3 and
Prospectus included therein

Ladies and Gentlemen:

We have acted as counsel to Lucas Energy, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-3 (Registration Number (              ) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), and a Prospectus filed therewith (the “Prospectus”), which registers the sale of up to 4,230,589 shares (the "Shares") of the Company's Common Stock par value $0.001 per share (the "Common Stock") to be issued upon the exercise of certain Series B Warrants to purchase an aggregate of up to 2,510,506 Shares of Common Stock at an exercise price of $2.86 per share (the “Series B Warrants”), Series C Warrants to purchase an aggregate of up to 1,569,453 Shares of Common Stock at an exercise price of $2.62 per share (the “Series C Warrants”), and placement agent warrants to purchase an aggregate of up to 150,630 Shares of Common Stock at an exercise price of $2.98 per share (the “Placement Agent Warrants,” and collectively with the Series B Warrants and the Series C Warrants, the “Warrants”).

In connection with the opinions rendered in this letter, we have examined only the following documents:

a.	Copies of the following documents concerning the Company filed with the Nevada Secretary of State:

(i)	Articles of Incorporation of Panorama Investments Corp. filed December 16, 2003;
(ii)	Certificate of Amendment changing the Company’s name to Lucas Energy, Inc. and splitting the Company’s stock filed June 1, 2006;
(iii)	Certificate of Change pursuant to NRS 78.209 filed January 17, 2008;
(iv)	Articles of Exchange filed December 11, 2009;
(v)	Amendment to Articles of Incorporation increasing the Company's authorized capital filed April 13, 2010; and
(vi)	Amendment to Articles of Incorporation providing for preferred stock filed January 11, 2011.

b.	The Bylaws of the Company as filed with Form 10SB12B Registration Statement filed with the SEC on May 20, 2005;

c.	Certificate of Existence With Status In Good Standing with respect to the Company issued by the Nevada Secretary of State on April 29, 2011;

d.	Consent to Action Without meeting of the Board of Directors of the Company dated December 28, 2010, relating to the sale of the Shares and the Warrants pursuant to the Agreement;

e.	The Prospectus; and

f.	A Certificate of Andrew Lai, Chief Financial Officer, Treasurer and Corporate Secretary of the Company dated April 29, 2010, with all exhibits thereto (the “Certificate”).

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of the originals of the documents submitted to us, the conformity to the authentic original of any documents submitted to us as copies, the authenticity of the originals of such latter documents and that the Prospectus and any amendments thereto (including all necessary post-effective amendments) will have become effective and comply with all applicable laws.  We have assumed that the Warrants were issued pursuant to a definitive purchase, underwriting or similar agreement which was duly authorized, validly executed and delivered by the Company and the other parties thereto. In making our examination of executed documents and documents to be executed, we have assumed that the parties thereto have or will have the corporate or other power to enter into and perform all obligations thereunder, and have also assumed the due authorization by all requisite corporate or limited liability company or other action and the due execution and delivery by such parties of such documents.  As to any facts material to the opinions expressed herein which were not independently established or verified by us, we have relied upon oral or written statements and representations in the Certificate.

Based upon the foregoing and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1.           The Company is a corporation validly existing and in good standing under the laws of the state of Nevada.

2.           With respect to the Shares being registered under the Prospectus, when the Shares have been delivered by the Company upon payment therefore pursuant to the terms of the Warrants, the Shares will be validly issued, fully paid and non-assessable.

The opinions expressed above are limited by and subject to the following qualifications:

(a)         We express no opinion other than as to the federal laws of the United States of America and the state of Nevada.

(b)         In rendering the opinions expressed herein, we have assumed that no action that has been taken by the Company in connection with the matters described or referred to herein will be modified, rescinded or withdrawn after the date hereof. We have also assumed that (i) the effectiveness of the Prospectus, and any amendments thereto (including post-effective amendments) have not been terminated or rescinded, (ii) all Shares sold will have been issued and sold in compliance with applicable United States federal and state securities laws, (iii) at the time of the issuance of the Shares (A) the Company validly exists and is duly qualified and in good standing under the laws of the State of Nevada, (B) the Company has the necessary corporate power and due authorization, and (C) the organizational or charter documents of the Company are in full force and effect and have not been amended, restated, supplemented or otherwise altered, and there has been no authorization of any such amendment, restatement, supplement or other alteration, since the date hereof.

(c)         In rendering the opinions above, we have assumed that the necessary number of shares are authorized and available for issuance pursuant to the Company’s Articles of Incorporation.

(d)         This opinion letter is limited to the matters expressly stated herein, and no opinions may be inferred or implied beyond the matters expressly stated herein.  The opinions expressed herein are rendered and speak only as of the date hereof and we specifically disclaim any responsibility to update such opinions subsequent to the date hereof or to advise you of subsequent developments affecting such opinions.

We hereby consent to the filing of this opinion with the Commission as an exhibit to or as incorporated by reference in (a) the Prospectus (and any amendment thereto); and (b) any amendments to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Prospectus (or any amendment thereto).  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 17 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.  This opinion is expressed as of the date hereof unless otherwise expressly stated and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

WOODBURN AND WEDGE

By: /s/ Shawn G. Pearson
Shawn G. Pearson